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Exhibit 5.1

        August 2, 2006

BIO-key International, Inc.
3349 Highway 138, Building D, Suite B
Wall, New Jersey 07719

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form SB-2/A (File No. 333-120104) (as amended to date, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 2, 2006 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the resale of up to 13,896,038 shares (the "Shares") of Common Stock, $.0001 par value per share (the "Common Stock"), of BIO-key International, Inc., a Delaware corporation (the "Company"), which may be offered and sold from time to time by certain security holders of the Company (the "Selling Security Holders") identified in the Registration Statement and related Prospectus contained in the Registration Statement.

The Shares consist of (i) up to 4,380,440 shares of Common Stock issuable to Laurus Master Fund, Ltd. ("Laurus") upon conversion of the senior secured convertible term note (the "Senior Note") issued by the Company pursuant to the Securities Purchase Agreement, dated as of September 29, 2004 (the "Senior Purchase Agreement"), by and between the Company and Laurus; (ii) up to 1,122,222 shares of Common Stock issuable upon exercise of the warrant dated as of September 29, 2004 (the "Senior Warrant") issued by the Company pursuant to the Senior Purchase Agreement; (iii) up to 6,739,380 shares of Common Stock issuable to certain of the Selling Security Holders upon conversion of the subordinated convertible term notes (the "Subordinated Notes") issued by the Company pursuant to the Securities Purchase Agreement, dated as of September 29, 2004 (the "Subordinated Purchase Agreement"), by and between the Company and the purchasers named therein; (iv) up to 1,099,997 shares of Common Stock issuable upon exercise of the warrants dated as of September 29, 2004 (the "Subordinated Warrants") issued by the Company pursuant to the Subordinated Purchase Agreement; (v) up to 110,000 shares of Common Stock issuable upon exercise of warrants (the "Service Warrants") issued by the Company to certain consultants and advisors to the Company; and (vi) up to 444,000 shares of Common Stock issuable upon exercise of warrants (the "J&L Warrants") issued by the Company to Jesup & Lamont Securities Corp. and certain of its employees. The shares of Common Stock issuable as provided in clauses (i) and (iii) above are collectively referred to herein as the "Note Shares," and the shares of Common Stock issuable as provided in clauses (ii), (iv), (v) and (vi) above are collectively referred to herein as the "Warrant Shares".

We are acting as counsel for the Company in connection with the offer and sale of the Shares by the Selling Security Holders. In rendering our opinion, we have examined signed copies of the Registration Statement as filed with the Commission. We have also examined, and have relied as to factual matters solely upon, originals or copies of (i) the Senior Purchase Agreement, (ii) the Senior Note, (iii) the Senior Warrant, (iv) the Subordinated Purchase Agreement, (v) the Subordinated Notes, (vi) the Subordinated Warrants, (vii) the Service Warrants and the J&L Warrants, (viii) the Company's Certificate of Incorporation and By-Laws, each as amended and/or restated to date, (ix) minutes of meetings of the Company's Board of Directors, and (x) such other documents, certificates and records as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We also assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under applicable state securities or blue sky laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that the Shares have been duly authorized for issuance, that the Note Shares, when issued upon conversion of the Notes in accordance with the terms and conditions of the Notes, will be validly issued, fully paid and nonassessable, and that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules and regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and any amendment thereto, in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein.

Very truly yours,
CHOATE, HALL & STEWART LLP

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  Exhibit 5.1